                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

      Filed by the registrant  [X]
      Filed by a party other than the registrant  [ ]
      Check the appropriate box:
      [ ]  Preliminary proxy statement
      [ ]  Definitive proxy statement
      [ ]  Definitive additional materials
      [X]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                      Magma Power Company
- -------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                      Magma Power Company
- -------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
      [ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
           14a-6(j)(2).
      [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
      [ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and
           0-11.

      (1)  Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
      (2)  Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------
      (4)  Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
      [ ]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

- --------------------------------------------------------------------------------
      (2)  Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
      (3)  Filing party:

- --------------------------------------------------------------------------------
      (4)  Date filed:

- --------------------------------------------------------------------------------

                                  THANKS, BUT
                                          ---
                             NO THANKS, MR. SOKOL!
                             ---------

We understand why California Energy wants to buy Magma Power for $35 per share in cash and stock--it would be getting a great company at a bargain price that does not remotely reflect Magma's value.

The value and benefits of Magma's competitive advantages, initiatives and projects, some of which have only recently been announced, are not yet reflected in our stock price--and certainly are not reflected in California Energy's two-tiered, low-ball offer.

CALIFORNIA ENERGY'S OFFER MAKES NO FINANCIAL OR STRATEGIC SENSE FOR MAGMA AND ITS STOCKHOLDERS.

IT'S INADEQUATE: It does not compensate stockholders for the future growth and profitability we expect to generate from expanding our existing domestic operations, developing our international opportunities, and capitalizing on our outstanding technological, financial and competitive position.

IT'S COERCIVE: It attempts to stampede stockholders into selling their shares for the cash portion and leads to a back-end merger in which stockholders would be left with shares in an even more highly leveraged California Energy--a company that will be burdened by high debt service at a time when it will need free cash to invest in the future.

IT'S OPPORTUNISTIC: It's a blatant attempt by highly-leveraged California Energy to buy Magma based on the strength of Magma's clean balance sheet and doesn't protect Magma stockholders from the future risk associated with their resulting ownership of California Energy stock. Our stockholders--not California Energy's--should reap the benefits of our financial strength.

IT'S HIGHLY CONDITIONAL: It contains thirteen conditions, including obtaining more than $300 million of secured debt financing as well as the approval of California Energy stockholders.

IT'S BAD FOR BUSINESS: California Energy incorrectly assumes that two plus two is four when, in our industry, two plus two may very well be three. That's because we think international customers are reluctant to concentrate their geothermal business with one company.

ACCORDINGLY, MAGMA'S BOARD OF DIRECTORS--WITH OVER 30 PERCENT OF THE STOCK REPRESENTED ON THE BOARD--HAS UNANIMOUSLY CONCLUDED THAT STOCKHOLDERS' INTERESTS ARE BEST SERVED BY MAGMA CONTINUING TO PURSUE ITS HIGHLY SUCCESSFUL BUSINESS STRATEGY.

- --------------------------------------------------------------------------------

     MAGMA HAS AN IMPRESSIVE RECORD OF GENERATING PROFITABLE GROWTH FOR ITS
             STOCKHOLDERS AND HAS BRIGHT PROSPECTS FOR THE FUTURE.

MAGMA'S SUPERIOR GROWTH IS EXPECTED TO CONTINUE. We have increased earnings at a 20 percent compound annual growth rate since 1990 and more than doubled our equity base in the past five years.

MAGMA HAS SEVERAL OPPORTUNITIES TO ENHANCE THE EARNINGS AND CASH FLOW OF ITS CURRENT PROJECTS. We have in place an aggressive cost reduction program targeted at cutting costs for existing plants by 40 percent and dramatically lowering operating capital costs for all our new, larger-scale plants.

MAGMA HAS SEVERAL NEW DOMESTIC PROJECTS IN DEVELOPMENT. We are expanding existing plants, building new facilities as well as developing capacity at our strategically positioned Salton Sea resource.

MAGMA IS A LEADER IN A FAST-GROWING INTERNATIONAL GEOTHERMAL INDUSTRY. We are currently constructing a large plant in the Philippines and already have a contract for a second plant. We also have two Indonesian contracts which we expect to sign imminently and are actively pursuing further global geothermal opportunities.

MAGMA'S COMPETITIVE ADVANTAGES SOLIDLY POSITION THE COMPANY TO SECURE FUTURE PROJECTS AND ACHIEVE SUPERIOR GROWTH. Our singular focus, strong financial condition, ability to lower costs through technological improvements, proven development expertise and excellent in-house technical capabilities place Magma in the forefront of the geothermal power production industry.

- --------------------------------------------------------------------------------

               THAT'S WHY MAGMA STOCKHOLDERS SHOULD SAY THANKS,
                 BUT NO THANKS, TO CALIFORNIA ENERGY'S OFFER!
                 -------------

                           [Magma logo appears here]

If you have any questions or need further assistance, please call our information agent, GEORGESON & COMPANY, INC. toll-free at 1-800-223-2064.

                          [LETTERHEAD OF MAGMA POWER]

October 17, 1994

Dear

     Thank you for meeting with us last week to review Magma's future growth potential, as well as recent corporate developments. We are optimistic about the future of Magma Power. We look forward to keeping you apprised of our on going progress. Meanwhile if you have any questions, please don't hesitate to contact me or Wally Dieckmann.

Sincerely,

Ralph C. Boeker
President and Chief Executive Officer

FOR IMMEDIATE RELEASE

                                            CONTACT:   Thomas Davies
                                                       Andrea Bergofin
                                                       Kekst & Company
                                                       (212) 593-2655

                         MAGMA SUES CALIFORNIA ENERGY

    San Diego, CA October 17, 1994 -- Magma Power Company (NASDAQ:MGMA) announced today that, as an additional step to protect its shareholders, it filed a securities fraud lawsuit against California Energy in federal court in Reno, Nevada. In the lawsuit, Magma identified a series of false and misleading statements made by California Energy in connection with (a) its unsolicited, coercive and highly conditional tender offer for approximately 51% of Magma's outstanding common stock, and (b) its proxy solicitation designed to obtain approval of its inadequate offer. The lawsuit seeks a preliminary and permanent injunction against California Energy's tender offer and proxy solicitation unless and until it provides full, fair and forthright information to Magma's shareholders.

    Ralph W. Boeker, Magma's president and chief executive officer, said: "We cannot sit by and watch California Energy make an illusory case for its inadequate offer based on a combination of misstatements and coercive tactics. As it became increasingly apparent to us that California Energy was not honoring its disclosure obligations, we took this action to protect the right of our stockholders to make an informed decision based on full and accurate disclosure, not false and misleading statements."

    In the lawsuit, Magma alleges that California Energy has violated federal laws regulating tender offers and proxy solicitations by, among other things:

    - Failing to reveal material facts regarding any preferential or other business arrangements with Peter Kiewit Sons', Inc. and Kiewit Energy Company (collectively "Kiewit"). Kiewit controls approximately 43% of California Energy's stock on a fully-diluted basis and is a joint venture participant in a number of California Energy's international power projects.

      Magma alleges that Kiewit is a co-bidder of California Energy under the tender offer rules and is therefore obligated to provide shareholders with necessary information regarding Kiewit's background, finances, purposes or plans, and the benefits it expects to receive through a combination of California Energy and Magma.

    - Falsely stating that Magma's customers have had a highly favorable reaction to California Energy's offer when, in fact, a number of Magma's key partners have voiced concern over any combination of the two entities.

    - Falsely stating that California Energy has made its offer based solely on publicly available information when, in fact, California Energy has had access to confidential information concerning Magma and its assets.

    - Falsely stating the total cost that Magma's shareholders will incur under certain severance agreements, the Goldman Sachs advisory fee and litigation expenses associated with responding to California Energy's offer. California Energy claims these costs to be between $18 million and $24 million ($.75 and $1.00 per share). In fact, it is clear from the severance agreements and the Goldman Sachs fee arrangement -- which is publicly available -- that the payments will be nowhere close to that amount. Cash payments under the severance agreements (assuming all were triggered) would amount to approximately $5 million. In order for that sum and the Goldman Sachs fee to total the amount claimed by California Energy, California Energy would have to be offering to pay between $52 and $63 per share for Magma common stock.

    Magma said California Energy has been even less candid in its proxy solicitation materials. In its suit, Magma notes that, through its solicitation, California Energy is seeking to add four seats to Magma's board, to elect its hand-picked designees to those seats, and to amend Magma's by-laws in a manner intended to provide California Energy and its designees with veto power over any material business activity of Magma.

    A successful solicitation could give California Energy access to Magma's confidential information and strategic plan which could allow California Energy to obtain competitive advantages in the marketplace regardless of whether any combination of Magma and California Energy ever occurs. The suit further notes that California Energy owns only about 1% of Magma's stock, which it bought just a few weeks ago in anticipation of its bid to acquire Magma, yet through the proxy solicitation it seeks to control Magma and to punish Magma's stockholders if they do not succumb to California Energy's inadequate, coercive offer.

    Magma is a leader in the geothermal industry. The company currently operates seven geothermal power plants in Southern California on geothermal leaseholds and fee interests held by the company, and holds additional geothermal leasehold and fee interests in other parts of California and Nevada. Magma is currently constructing a large power plant in the Philippines with a total capacity of 231MW.

                                   #   #   #

                            Participant Information

The following information is provided pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-12(a)(3) thereto. The participants in the solicitation are Magma Power Company and the following directors and officers, who in the aggregate are deemed to beneficially own less than 2% of the outstanding shares of Magma common stock: James D. Shepard, Paul
M. Pankratz, Thomas C. Hinrichs, Ralph W. Boeker, Louis A. Simpson, John D. Roach, Roger L. Kesseler, Lester L. Coleman, William R. Knee, Bent Petersen and
J. Pedro Reinhard and Jon R. Peele, Wallace C. Dieckmann, Kenneth J. Kerr and Trond Aschehoug. No participant individually owns more than 1% of the outstanding shares of Magma's common stock. Messrs. Kesseler, Knee and Reinhard are employees of The Dow Chemical Company ("Dow"). Dow is the beneficial owner of 5,032,430 shares of Magma's common stock, of which 4,000,005 shares are held in escrow to satisfy certain exchange rights under an existing Dow note indenture. Dow retains the right to vote the shares placed in escrow. In addition, the Company is a party to a technical services agreement with Dow pursuant to which the Company has made payments for technical services in the amounts of $575,000 for 1993 and has agreed to make payments of $550,000 for 1994 and thereafter in annual amounts reduced by $50,000 each year to $300,000 for 1999. The Company is also a party to an engineering and construction management services agreement with Dow Engineering Company. The Company believes that the technical services agreement and the engineering and construction management services agreement are on terms at least as favorable to the Company as would be available from an unaffiliated third party. Mr. Shepard is a co-trustee of the B.C. McCabe Foundation, which beneficially owns 2,752,641 shares of Magma's common stock. Mr. Shepard disclaims beneficial ownership of such shares.